Schedule 14A
Information Required in Proxy Statement
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (amendment no. )

Filed by the Registrant	(x)
Filed by a Party other than the Registrant	( )

Check the appropriate box:
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( )	Definitive Additional Materials
( )	Soliciting Material Pursuant to ‘240.14a-11(c) or ‘240.14a-12

Cincinnati Financial Corporation (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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(X) No fee required.
(   ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(   ) Fee paid previously with preliminary materials.
(   ) Check box if any part of the fee is offset as provided by Exchange Act Rule
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previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

CINCINNATI FINANCIAL CORPORATION

Mailing Address:
P.O. BOX 145496
CINCINNATI, OHIO 45250-5496
(513) 870-2639

March 8, 2002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will be held at 9:30 a.m. on Saturday, April 6, 2002, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting will include:

1.	Electing five directors for terms of three years

2.	Acting on a proposal to approve the Cincinnati Financial Corporation Stock Option Plan No. VII

3.	Acting on a shareholder proposal

4.	Transacting such other business as may properly come before the meeting

Shareholders of record at the close of business on February 15, 2002, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted by voting the enclosed Proxy. You can vote by telephone, over the Internet or by mail, using the enclosed Proxy. Please see your Proxy for specific instructions on how to vote.

Your telephone or Internet vote must be received by 11:59 p.m. Eastern Standard Time on April 5, 2002, to be counted in the final tabulation. Your interest and participation in the affairs of the Company are appreciated.

/s/ Kenneth W. Stecher

Kenneth W. Stecher Secretary

PROXY STATEMENT

CINCINNATI FINANCIAL CORPORATION

GENERAL

The enclosed Proxy and this Proxy Statement are being distributed to the Company’s shareholders on March 8, 2002. We are soliciting your Proxy to vote your shares at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 6, 2002, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The Annual Report for the fiscal year ended December 31, 2001, is also enclosed. You can vote either in person at the Annual Meeting or by Proxy without attending the Annual Meeting. To vote by Proxy, you must fill out the enclosed Proxy, date it, sign it and return it in the enclosed postage-paid envelope. You may also vote by telephone or by use of the Internet; instructions may be found on the Proxy. Any shareholder giving a Proxy may revoke it at any time by sending in a new Proxy with a later date or by casting a new vote by telephone or Internet or by sending a written notice of revocation to the Company’s secretary at the address on the cover of this Proxy Statement. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted Proxy not be used.

Only the record owners of common stock of the Company at the close of business on February 15, 2002, are allowed to vote at the meeting. Each share of common stock entitles the owner to one vote. As of February 1, 2002, there were 161,664,069 shares outstanding. A majority of the shares of those owners present in person or by Proxy is necessary for a quorum. The failure by a broker to return a Proxy will result in the shares covered by the Proxy not being counted toward a quorum. As stated in the notice of meeting, an election will be held to fill the five vacancies which will occur on the Board of Directors of the Company. A simple majority of votes cast is required to elect directors and an abstention or broker non-vote will not be the equivalent of a negative vote.

Votes cast by Proxy will be tabulated prior to the meeting by the holders of the Proxies. Inspectors of election, appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will count the votes and announce the results at the meeting. The Proxy Committee reserves the right not to vote any Proxies which are altered in a manner not intended by the instructions contained in the Proxy.

The cost of soliciting Proxies will be borne by the Company. The Company requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the Proxy material to beneficial owners of shares or to request authority for the execution of Proxies; and the Company has agreed to reimburse reasonable out-of-pocket expenses incurred. In addition to solicitations by mail, regular employees of the Company may, without extra remuneration, solicit Proxies personally or by telephone.

PRINCIPAL SHAREHOLDERS

The following table lists the persons whom, to the best of the Company’s knowledge, are “beneficial owners” (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Company’s common stock at December 31, 2001.

Name and Address Of	Shares Bene-	Percent of
Beneficial Owner	ficially Owned	Common Stock

John J. Schiff, Jr. Cincinnati Financial Corporation P.O. Box 145496 Cincinnati, Ohio 45250-5496	11,012,408 (1)	6.83
Robert C. Schiff 250 Central Trust Building 309 Vine Street Cincinnati, Ohio 45202	9,044,419	5.61
Thomas R. Schiff John J. & Thomas R. Schiff & Co., Inc. P.O. Box 145496 Cincinnati, Ohio 45250-5496	8,385,859	5.20

(1)	Includes 300,000 shares which John J. Schiff, Jr. has the right to acquire within 60 days through exercise of stock options.

NOMINEES FOR ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, and each year the directors in one class are elected to serve terms of three years. The term of office of five of the directors will expire at the Annual Meeting. W. Rodney McMullen, James G. Miller, Thomas R. Schiff, Frank J. Schultheis and Larry R. Webb, all of whom are presently serving as directors, have agreed to stand for re-election. It is intended that votes will be cast to elect all five nominees as directors to serve for terms of three years. The Board of Directors has been informed that all of the nominees will accept nomination. In the event, however, that any nominee should refuse or be unable to accept the nomination, it is intended that the persons acting under the Proxies will vote for the election of such person or persons as the Board of Directors may recommend.

INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.

	Office, Principal	Shares		Percent	Director or
	Occupation during Past	Beneficially		of	Executive
	Five Years & Other	Owned As of		Common	Officer
Name (Age)	Directorships	February 1, 2002		Stock	Since

Nominees for Director for Term Ending 2005

W. Rodney McMullen (41)	Executive Vice President, Strategy, Planning	1,500		—	2000
	& Finance (since 2000) & Chief Financial
	Officer (1995-2000), The Kroger Company

James G. Miller (64)	Senior Vice President & Chief Investment	545,387		0.34	1996
	Officer, Cincinnati Financial Corporation and
	Cincinnati Insurance Company, a subsidiary
	of the Corporation

Thomas R. Schiff (54)	Chairman of the Board, Chief Exec. Officer	8,385,859	(2)(3)	5.19	1975
	& Agent (President until
	December 1996), John J. & Thomas R.
	Schiff & Company, Inc. (insurance agency)

Frank J. Schultheis (62)	President, Director & Agent,	12,432		0.01	1995
	Schultheis Insurance Agency, Inc. (1)

Larry R. Webb (46)	President, Director & Agent, Webb	282,929	(4)	0.18	1979
	Insurance Agency, Inc.

Continuing Directors Whose Terms Expire 2004

Michael Brown (66)	President & General Manager, Cincinnati	226,621		0.14	1980
	Bengals, Inc. (professional football
	team)(1)

John E. Field (68)	Chairman & Agent, Wallace & Turner, Inc	184,034	(7)(8)	0.11	1995
	(insurance agency); Director, Western Ohio
	Financial Corporation (1)

Robert C. Schiff (78)	Chairman, Schiff, Kreidler-Shell, Inc	9,044,419	(5)	5.59	1968
	(insurance agency)

John M. Shepherd (66)	Chairman & Chief Exec. Officer,	3,000		—	2000
	The Shepherd Chemical Company;
	Chairman & Chief Exec. Officer (until
	1998), Chairman (until 1999) &
	Secretary (since 2000) of The Shepherd
	Color Company (pigment
	manufacturer company)

Alan R. Weiler (68)	President, Chief Exec. Officer, Chairman & Agent,	39,713	(10)	0.02	1992
	Archer-Meek-Weiler Agency, Inc. (insurance
	agency); Trustee, Glimcher Realty Trust and
	Commerce National Bank of Columbus (1)

	Office, Principal	Shares		Percent	Director or
	Occupation during Past	Beneficially		of	Executive
	Five Years & Other	Owned As of		Common	Officer
Name (Age)	Directorships	February 1, 2002		Stock	Since

Continuing Directors Whose Terms Expire 2003

William F. Bahl (50)	President, Bahl & Gaynor, Inc	181,926	(9)	0.11	1995
	(investment advisors)

James E. Benoski (63)	Senior Vice President, Cincinnati Insurance	180,637	(6)	0.11	2000
	Company, a subsidiary of the Corporation &
	Chief Ins. Officer (since 1999)

Kenneth C. Lichtendahl (53)	President & Chief Exec. Officer, Tradewinds	10,271		0.01	1988
	Beverage Company, Inc.; President & Chief
	Exec. Officer, Hudepohl-Schoenling
	Brewing Company, Inc. until 1999; Director,
	Glenway Financial Corporation

John J. Schiff, Jr. (58)	Chairman of the Board & (since April 1999)	10,993,241	(2)(3)(6)	6.80	1968
	President & Chief Exec. Officer, Cincinnati
	Financial Corporation and Cincinnati Insurance
	Company; Chief Operating Officer, Cincinnati
	Financial Corporation and Cincinnati Insurance
	Company 1998-1999; Director, Fifth Third Bancorp,
	Standard Register Company and CINergy
	Corporation (1)

E. Anthony Woods (61)	President & Chief Exec. Officer,	6,000		—	1998
	Deaconess Associates, Inc. (health care)

Non-Director Executive Officers

Urban G. Neville (63)	Senior Vice President (until February 2002),	141,567	(6)	0.09	1991
	Cincinnati Insurance Company, a subsidiary
	of the Corporation

Larry R. Plum (55)	Senior Vice President, Cincinnati Insurance	181,048	(6)	0.11	1988
	Company President, Cincinnati Casualty
	Company, subsidiaries of the Corporation

Jacob F. Scherer, Jr. (49)	Senior Vice President, Cincinnati Insurance	145,519	(6)	0.09	1995
	Company, a subsidiary of the Corporation

Kenneth W. Stecher (55)	Senior Vice President, Chief Financial Officer,	120,053	(6)	0.07	1999
	Secretary & Treasurer,
	Cincinnati Financial Corporation

Timothy L. Timmel (53)	Senior Vice President, Cincinnati Insurance	162,214	(6)	0.10	1997
	Company, a subsidiary of the Corporation

All Directors, Nominees and Executive Officers As A Group (20 Persons), Including Shares Listed Above		24,367,144		15.07

1)	Also a member of the Executive Committee of the Corporation.

2)	Includes 89,912 shares owned of record by a trust, 2,152,826 shares owned of record by the John J. and Mary R. Schiff Foundation and 4,037,639 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are John J. Schiff, Jr., Thomas R. Schiff and Suzanne S. Reid, who share voting and investment power equally.

3)	Includes 97,221 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power; and 103,628 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.

4)	Includes 168,941 shares owned of record by a limited partnership of which Larry R. Webb is a general partner.

5)	Includes 790,411 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff, who share voting and investment power, 6,344,964 shares owned of record by a trust, Robert C. Schiff trustee and 1,784,172 shares owned of record by a trust, Adele R. Schiff trustee.

6)	Includes shares available within 60 days from exercise of stock options in the amount of 67,625 shares for Mr. Benoski; 94,533 shares for Mr. Miller; 60,698 shares for Mr. Neville; 80,281 shares for Mr. Plum; 98,077 shares for Mr. Scherer, Jr., 300,000 shares for Mr. J. Schiff, Jr.; 43,300 shares for Mr. Stecher; and 98,080 shares for Mr. Timmel.

7)	Includes 4,559 shares owned of record by Wallace & Turner, Inc., of which John E. Field is chairman.

8)	Includes 34,420 shares owned of record by a trust, the trustee of which is John E. Field, and 13,646 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field; and 130,938 shares owned of record by a limited partnership of which John E. Field is a general partner.

9)	Includes 800 shares owned of record by Bahl & Gaynor, Inc. of which William F. Bahl is president and principal owner.

10)	Includes 6,722 shares owned of record by Archer-Meek-Weiler Agency, Inc., of which Alan R. Weiler is Chairman and a principal owner.

Officers are elected at the annual meetings of the Boards of Directors of the Company and its subsidiaries for terms of one year.

Each of the executive officers, each of the nominees and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff, Jr. and Thomas R. Schiff are brothers; both are nephews of Robert C. Schiff.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company met five times and the Executive Committee of the Board met five times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating committees.

The Nominating Committee was composed of Michael Brown, John J. Schiff, Jr. and Alan R. Weiler, and the members of that Committee met two times during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Company and its subsidiary companies, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to suggest candidates for director for consideration by the Nominating Committee should write to the secretary of the Company, giving the candidate’s name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The Audit Committee was composed of William F. Bahl, Kenneth C. Lichtendahl, John M. Shepherd and E. Anthony Woods. The members of that Committee met five times during the last year. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The functions of the Committee are set forth in the Committee’s written charter which was adopted by the Board of Directors. The report of the Audit Committee begins on Page 10.

The Compensation Committee is composed of Michael Brown, William F. Bahl and Kenneth C. Lichtendahl, and the members of that Committee met two times during the last fiscal year. The function of the Committee is to set compensation for the principal executive officers and the internal auditor of the Company and to administer the Company’s stock option and performance-based compensation plans. The report of the Compensation Committee begins on Page 9.

All directors attended at least 75% of the Board and Committee meetings they were required to attend.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and 10% shareholders of the Company are required to report their beneficial ownership of the Company’s stock according to Section 16 of the Exchange Act of 1934.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, for the calendar year 2001, all filing requirements applicable to its directors and executive officers were complied with except as follows: Robert C. Schiff failed to report the purchase of additional shares acquired by his IRA through the reinvestment of dividends in a Form 5 filing which should have been made for calendar year 1998 and through investment of contribution in a Form 4 filing which should have been made for the month of January, 2000. Acquisition of those shares was reported in the Form 5 filed for 2001. In a Form 4 filed in May of 2001, Thomas R. Schiff incorrectly reported the disposal of debentures of the Company convertible into 16,806 shares of its common stock. A correction was subsequently made on a Form 4 filed in December of 2001.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the Company were paid a fee of $4,500 per meeting for attendance at directors’ meetings and $1,500 per meeting for attendance at Committee meetings of the Board and the Company’s subsidiaries, with fees for all meetings in any one day not to exceed $6,000. They were also reimbursed for actual travel expenses incurred in attending meetings.

Executive Compensation Summary

The following table summarizes the compensation of the Company’s chief executive officer and the four most highly compensated executive officers for each of the Company’s last three years.

Summary Compensation Table (1)

		Annual		Long-Term
		Compensation		Compensation

Name and				Options
Principal	Year	Salary	Bonus	(# Awarded
Position		($)	($)	Shares)

John J. Schiff, Jr.	2001	559,792	-0-	50,000
President & Chief Executive Officer	2000	486,776	-0-	50,000
The Cincinnati Insurance Company	1999	505,498	-0-	105,000

James E. Benoski	2001	305,004	135,376	50,000
Senior Vice President & Chief Insurance Officer	2000	291,182	83,366	50,000
The Cincinnati Insurance Company	1999	122,041	83,349	5,000

James G. Miller	2001	283,956	212,517	15,000
Senior Vice President & Chief Insurance Officer	2000	271,057	197,706	15,000
The Cincinnati Insurance Company	1999	257,252	197,689	15,000

Urban G. Neville	2001	296,708	124,216	15,000
Senior Vice President	2000	283,229	115,566	15,000
The Cincinnati Insurance Company	1999	268,805	115,549	15,000

Jacob F. Scherer, Jr.	2001	260,777	129,376	15,000
Senior Vice President	2000	248,929	120,366	15,000
The Cincinnati Insurance Company	1999	236,252	120,349	15,000

Pursuant to SEC rules, the column “Other Annual Compensation” was omitted because, in all cases, the amounts were less than the minimum required to be reported.

Stock Option Plans

The following table contains information concerning grants of options to purchase the Company’s common stock, which were made to each of the named executive officers in 2001.

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
		% of Total			Stock Price
		Options			Appreciation for
	Options	Granted to	Exercise		Option Term (3)
	Granted	Employees	Price	Expiration
Name	(# Shares) (1)	in 2001	$/Sh. (2)	Date	5% ($)	10% ($)

John J. Schiff, Jr.	50,000	4.42%	36.19	01/31/11	1,137,985	2,883,877

James E. Benoski	50,000	4.42%	36.19	01/31/11	1,137,985	2,883,877

James G. Miller	15,000	1.32%	36.19	01/31/11	341,395	865,163

Urban G. Neville	15,000	1.32%	36.19	01/31/11	341,395	865,163

Jacob F. Scherer, Jr.	15,000	1.32%	36.19	01/31/11	341,395	865,163

1)	Options were granted January 31, 2001. One third of each option becomes exercisable on the first anniversary of grant in 2002, an additional one third on the second anniversary in 2003 and the remainder on the third anniversary in 2004, so long as employment continues with the Company or its subsidiaries. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.

2)	The option exercise price is 100% of the Nasdaq National Market’s closing price for the Company’s stock on the day prior to date of grant.

3)	The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the SEC and should not be construed as a forecast of future appreciation in the market price for the Company’s common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 2001 and the value of unexercised options at year-end for the Company’s common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/01		12/31/01
	Acquired on	Value	Exercisable (E)/		Exercisable (E)/
	Exercise	Realized	Unexercisable (U)		Unexercisable (U)
Name	(# Shares)	($)	(# Shares)		($)

John J. Schiff, Jr.	-0-	-0-	E	231,667	E	944,436
			U	118,333	U	531,814
James E. Benoski	2,135	40,629	E	32,626	E	227,777
			U	84,999	U	385,478
James G. Miller	4,406	81,099	E	79,533	E	537,908
			U	30,000	U	135,400
Urban G. Neville	3,252	48,452	E	30,698	E	218,632
			U	30,000	U	135,400
Jacob F. Scherer, Jr.	4,962	132,485	E	83,077	E	921,647
			U	30,000	U	135,400

Pension Plan

The following table sets forth the estimated annual benefits payable from the Company’s qualified noncontributory pension plan under various assumptions as to the employee’s compensation level and years of service.

Qualified Pension Plan Table

Years of Service on December 31, 2001

Average
Annual Earnings	15	20	25	30	35	40

$200,000	$21,600	$31,200	$40,800	$50,400	$60,000	$69,600
150,000	20,250	29,250	38,250	47,250	56,250	65,250
100,000	13,838	19,988	26,138	32,288	38,438	44,588
75,000	12,150	17,550	22,950	28,350	33,750	39,150
50,000	10,463	15,113	19,763	24,413	29,063	33,713

All of the persons listed in the Summary Compensation Table are participants in the plan. For purposes of computing retirement benefits under the Company’s plan, earnings for any given year are defined by the plan as the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 2001 qualifying under the plan for each individual are $170,000. The years of service as of December 31, 2001, under the plan for those individuals are as follows: James E. Benoski 30 years; James G. Miller, 35 years; Urban G. Neville, 33 years; Jacob F. Scherer, Jr., 18 years; and John J. Schiff, Jr., 15 years.

The normal retirement pension is computed as a single life annuity and is (i) the sum of .0045 per year of the employee’s highest five-year average earnings for the first 15 years of service plus .0135 per year of the employee’s highest five-year average earnings up to $35,000 for the first 15 years of service plus the sum of .006% per year of the employee’s highest five-year average earnings for years 16 through 40 plus .018 of the employee’s five-year average earnings up to $35,000 for years 16 through 40, or (ii) the sum of .009 per year of the employee’s highest five-year average earnings for the first 15 years of service plus .012 per year of the employee’s highest five-year average earnings for years 16 through 40, whichever is greater. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

Supplemental Retirement Plan

Effective January 1, 1989, the Company adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of 37 higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Company’s qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various assumptions as to the employee’s highest five-year average annual earnings and years of service.

Supplemental Retirement Plan

Years of Service on December 31, 2001

Average
Annual Earnings	15	25	35	45

$750,000	114,515	187,564	261,814	345,664
650,000	95,765	156,314	218,064	289,414
550,000	77,015	125,064	174,314	233,164
450,000	58,265	93,814	130,564	176,914
350,000	39,515	62,564	86,814	120,664
250,000	20,765	31,314	43,064	64,414
150,000	3,365	2,614	3,064	12,514

This plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee’s highest five-year average annual earnings below the integration level plus .0125 of the employee’s highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service. The integration level is equal to the average of the integration levels for the period of the employee’s employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.

Effective January 1, 2000, the Company transferred the accrued benefit amount of each plan member to the qualified retirement plan as an additional special benefit, which will be paid from the qualified plan. As of January 1, 2000, there were 12 employees entitled to a benefit from the Supplemental Retirement Plan. Any additional benefit amounts accrued from the Supplemental Retirement Plan after January 1, 2000, will be paid from the Supplemental Retirement Plan.

All of the persons listed in the Summary Compensation Table, except J.F. Scherer, are participants in the plan. For purposes of determining benefits, annual earnings are defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 2001 as defined in the plan and the years of service as of December 31, 2001, for those individuals are as follows: James E. Benoski, $323,648 and 30 years; James G. Miller, $295,710 and 34 years; Urban G. Neville, $308,990 and 33 years; and John J. Schiff, Jr., $559,792 and 15 years.

COMPENSATION COMMITTEE

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee for 2001 were Michael Brown, Kenneth C. Lichtendahl and William F. Bahl. Lawrence H. Rogers II, a former director, served as an advisor to the Committee.

During 2001, Michael Brown was the president and general manager and a principal shareholder of Cincinnati Bengals, Inc., and John J. Schiff, Jr., chairman, president and chief executive officer of the Company and chairman of the Company’s Board of Directors, was a director of Cincinnati Bengals, Inc. During the year, the Company and its subsidiaries purchased football tickets and rented a luxury box from Cincinnati Bengals, Inc., all at established prices, and for payments totaling $180,663.

John J. Schiff, Jr. was also a director and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Company’s insurance affiliates. Thomas R. Schiff, also a director of the Company, was the Chairman of the Board and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc. During the year ended December 31, 2001, John J. & Thomas R. Schiff & Co., Inc. paid $96,958 in rent to Cincinnati Financial Corporation. The Company purchased director and officer liability and fire and marine insurance from John J. & Thomas R. Schiff & Co., Inc. for a premium of $477,302, and the Company’s insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. commission of $3,151,453. Those commissions were paid at the same commission rates, pursuant to the same agent’s contract with the Company’s insurance affiliates, as paid to other agents of those companies.

Compensation Committee Report on Executive Compensation

As the members of the Compensation Committee of the Board, we are charged with the duty of determining the compensation of the Company’s internal auditor and its principal executive officers. We also administer and grant options under the Company’s stock option plans and administer the Company’s Incentive Compensation Plan, including granting performance bonuses to senior management.

The goals of the Committee are to:

•	Attract and retain top-quality executives

•	Provide compensation competitive with other similar companies

•	Reinforce the attainment of the Company’s performance objectives

•	Align the interests of executives with those of the Company’s shareholders

•	Encourage executives to acquire and retain the Company’s stock

A portion of total compensation is paid in the form of an annual salary, in an amount which we feel is sufficient to be competitive with salaries paid by other property and casualty and multiline insurance companies that constitute the Company’s most direct competitors for executive talent. Executive salaries are reviewed annually. In determining salary levels, we consider changes in general economic conditions, including inflation and changes in compensation paid by the Company’s peers. We also seek input from the Company’s CEO in setting salaries for executives other than the CEO.

The year 2001 salaries contained in the Summary Compensation Table were established in October of 2000. Available information at that time regarding compensation paid by the Company’s peers was for the calendar year 1999. The salary paid John J. Schiff, Jr., the Company’s president and chief executive officer, during the year 2000 was approximately 65% of the average for 1999 CEO salaries of the Company’s peers. While we felt Mr. Schiff’s salary should have been increased significantly, at Mr. Schiff’s request, no salary adjustment was made.

A second component of compensation is paid in the form of a bonus, which is influenced by the Company’s performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Company’s property casualty insurance subsidiaries, but by a review of factors such as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that weather has on the financial indicators reviewed, we do not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The Committee met in October of 2001 to determine year-end bonuses for executives, including Mr. Schiff, President and Chief Executive Officer. We reviewed an analysis of the total salary and bonus paid to executives from 1996 through 2000. We also reviewed corporate performance for the first three quarters of 2001. While we felt that results for the year merited a significant bonus, at his request, no bonus was paid to Mr. Schiff.

The third component of compensation is awarded through the grant of stock options. We consider options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging ownership of the Company’s shares, aligning the interests of executives with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to executives, we intend not only to reward them for services to the Company but to provide incentive for individual option holders to remain in the employ of the Company. Executives are reviewed for stock option grants each year. In determining the options to be granted, we review grants by the Company’s peers with the objective of providing the opportunity for competitive long-term compensation.

In January 2001, Mr. Schiff received options for 50,000 shares of the Company’s stock. The value of those grants, employing SEC evaluation procedures, was approximately 36% of the average value of grants made by the Company’s competitors to their chief executive officers during 1999.

The Internal Revenue Service has limited the deductibility of compensation paid to the Company’s chief executive officer and the four other most highly compensated executive officers to $1 million each, unless that compensation is paid pursuant to a performance-based compensation plan meeting IRS requirements. Income resulting from the grant of bonuses under the Company’s Incentive Compensation Plan and the exercise of options under the Company’s stock option plans qualifies as performance-based compensation under these requirements.

Submitted by the Compensation Committee
Michael Brown, Kenneth C. Lichtendahl and William F. Bahl

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee of the Board of Directors is composed of four independent directors of the Board. The Audit Committee Charter provides that the general function of the Committee is to review with the Company’s independent accountant the nature and results of the Company’s audit engagement; to review the scope and results of the Company’s internal auditing procedures; to review the adequacy of the Company’s system of internal accounting controls; and to recommend to the full Board the retention of the Company’s independent accountants.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2001.

We also discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received the written disclosures and the letter from the Company’s independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and have discussed with the independent auditors their independence from the Company and its management.

Based on these reviews and discussions, we recommended to the Board of Directors of the Company that the audited financial statements referred to above be included in the Company’s Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Kenneth C. Lichtendahl, E. Anthony Woods, John M. Shepherd and William F. Bahl

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Company’s common stock compared with the Standard & Poor’s 500 Index and the Standard & Poor’s Property-Casualty Index. The total return analysis in the graph depicts the change in value of a $100 investment on December 31, 1996, assuming the reinvestment of all dividends.

Total Return Analysis
CFC vs. Market Indices
December 31 Totals

	CFC	S&P 500	S&P Property-Casualty

12/96	100	100	100
12/97	219	133	142
12/98	174	170	129
12/99	152	207	94
12/00	196	188	149
12/01	193	166	137

OTHER TRANSACTIONS

John E. Field is a director of the Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and a principal owner and Chairman of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Company’s insurance affiliates. During the year ending December 31, 2001, the Company’s insurance affiliates paid Wallace & Turner, Inc., commissions of $1,059,572. Wallace & Turner, Inc. also participated in the Premium Incentive Loan Program made available to agents of the Company’s insurance affiliates. During that period, Wallace & Turner, Inc. had a secured loan from CFC Investment Company, one of the Company’s affiliated companies, in the principal amount of $124,854 at 8.75% interest. At December 31, 2001, the principal balance of the loan had been reduced to $50,081.

Robert C. Schiff is a founder and director of the Cincinnati Financial Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is chairman and a minority owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Company’s insurance affiliates. During the year ending December 31, 2001, the Company’s insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of $4,638,437.

John J. Schiff, Jr. is chairman of the Board, president, chief executive officer and a director of the Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and chief executive officer and a director of The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and CFC Investment Company. Thomas R. Schiff is a director of the Company, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff are principal owners and Thomas R. Schiff is Chairman of the Board and a director of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Company’s insurance affiliates. During the year ended December 31, 2001, John J. & Thomas R. Schiff & Co., Inc. paid $96,958 in rent to the Company. The Company purchased director and officer liability insurance from John J. & Thomas R. Schiff & Co., Inc. for a premium of $477,302 and the Company’s insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc. commissions of $3,151,453.

Larry R. Webb is a director of the Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and is President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Company’s insurance affiliates. During the year ended December 31, 2001, the Company’s insurance affiliates paid Webb Insurance Agency, Inc., commissions of $900,567. During 2001, Webb Insurance Agency, Inc., also participated in the Premium Incentive Loan program and had a secured loan from CFC Investment Company, one of the Company’s affiliated companies, in the principal amount of $250,000 at 9.25%. The balance at December 31, 2001 was $243,390.

Alan R. Weiler is a director of the Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and is Chairman and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Company’s insurance affiliates. During the year ended December 31, 2001, the Company’s insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $1,216,360.

Frank J. Schultheis is a director of the Cincinnati Financial Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company. Mr. Schultheis is a principal owner and President of Schultheis Insurance Agency, Inc., and a principal owner and Secretary of Hoosierland Insurance Agency, Inc. and Salem Insurance Agency, Inc., all of which are insurance agencies which represent a number of insurance companies including the Company’s insurance affiliates. During the year ended December 31, 2001, the Company’s insurance affiliates paid those agencies $2,468,097, $274,147 and $704,593, respectively.

During that period, the Schultheis Insurance Agency, Inc. had two automobile finance leases with CFC Investment Company in an aggregate principal amount of $76,432 at an interest rate of 9.5%. One lease was paid off May 16, 2001, and the remaining lease principal balance had been reduced to $10,201 at December 31, 2001.

In addition, on January 25, 1995, Salem Insurance Agency, Inc. purchased the assets of an insurance agency owned by CFC Investment Company for consideration totaling $2,290,730. On December 20, 1995, a partnership in which Mr. Schultheis is a 25% partner, purchased the real estate occupied by the agency for the amount of $300,000. The selling price for the agency assets was determined by management of the Company, based upon an appraisal of the asset by a professional appraiser. The price for the real estate was determined through an appraisal obtained from an independent source. As part of the payment of the purchase price for the assets of the insurance agency, Salem Insurance Agency, Inc. executed two promissory notes to CFC Investment Company totalling $1,850,000 and which bear interest at the prime rate of interest. By December 31, 2001, all amounts due on the notes had been paid. The agency also had an automobile and equipment finance lease with CFC Investment Company in the principal amount of $83,500 at interest rates ranging from 9% to 10%, which had been reduced to $52,082 by December 31, 2001.

The Hoosierland Insurance Agency, Inc. also participated in the Premium Incentive Loan Program and had a secured loan from CFC Investment Company in the principal amount of $100,000 at 8.65% interest, which was paid off March 21, 2001.

The foregoing agencies are paid at the same commission rates and have the same agent’s contract with the Company’s insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Company’s insurance affiliates. Participation in the Premium Incentive Loan Program is offered as a production incentive and automobile finance leases are made in the ordinary course of business to credit-worthy agencies of the Company’s insurance affiliates. The loans and leases to the foregoing agencies were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and leases to other agencies.

INDEPENDENT PUBLIC ACCOUNTANTS

As has been the Company’s practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of Shareholders.

Representatives from Deloitte & Touche LLP, which served as the Company’s independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $722,000 (included in this amount are fees for statutory audits for insurance regulatory purposes that are not billed separately).

Financial Information Systems Design and Implementation Fees

No fees were billed for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed by Deloitte & Touche LLP, for services rendered to the Company for the fiscal year ended December 31, 2001, other than the services described above for the fiscal year ended December 31, 2001, were $2,403,000, including audit related services of approximately $499,000 and non-audit services of $1,904,000. Audit related services generally include fees for benefit plan audits, AIMR, actuarial certifications and information system reviews. Fees for non-audit services include $1,191,000 billed by Deloitte Consulting. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the Firm.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

PROPOSAL TO APPROVE THE CINCINNATI FINANCIAL CORPORATION
STOCK OPTION PLAN NO. VII

The Board of Directors of the Company has adopted Cincinnati Financial Corporation Stock Option Plan No. VII (the “Plan”), as an employee incentive to attract and retain high quality employees and to encourage a sense of proprietorship in such persons. The Board now asks that you approve that Plan. The Plan provides for the issuance of nontransferable options to purchase a total of 6,000,000 shares of the Company’s $2.00 par value common stock to those employees of the Company and its subsidiaries selected by the Compensation Committee of the Board of Directors or its sub-committee (the “Committee”). Each option shall have an option price equal to the fair market value of the stock on the date of issuance of the option. All full-time employees (including directors who are employees) of the Company and its subsidiaries (approximately 3,270 persons) would be eligible to receive options.

If the shareholders approve the Plan, options under the Plan may be either incentive options or non-qualified options. An incentive option is one which meets the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. Any option granted which does not meet such provisions shall be deemed a non-qualified option. The only limits on the number of shares for which options may be granted to any single employee under the Plan are that incentive options first exercisable by an employee in any one year under the Plan (and all other plans of the Company) may not exceed $100,000 in value (determined at the time of grant), and that no employee shall receive options on more than 300,000 shares over any three-year period. If the shareholders do not approve of the Plan, all options granted under the Plan will be non-qualified options.

Except in cases of retirement or death of the option holder, an option may be exercised by the option holder only while in the employ of the Company or its subsidiaries and would become exercisable, in equal portions, on the first, second and third anniversaries of the date of grant. Early exercise of an option would be allowable automatically or at the discretion of the Committee, in cases of regular retirement or retirement because of disability and in the case of death of the option holder (by the fiduciary of the deceased option holder’s estate).

No options may be granted after February 2, 2012. All options shall expire no later than 10 years from the date granted. Payment for exercised options shall be in cash, or in the case of non-qualified options only, may be through the transfer by the employee to the Company of free and clear shares of the common stock of the Company which shall be valued at the market value of such shares on the date of such transfer, or by a combination of cash and such shares.

No taxable income for federal income tax purposes results from the exercise of an incentive stock option at the time of exercise. Any gain realized on the sale of incentive option stock is considered as long-term capital gain for federal income tax purposes if the stock has been held at least one year after it was acquired on exercise of the option and at least two years after the grant of the option. The Company is not entitled to any deduction with respect to the grant or exercise of any incentive option.

Gain taxable as ordinary income to the optionee is generally deemed to be realized at the date of exercise of a non-qualified stock option, the gain on each share being the difference between the market price on the date of exercise and the option price. The amount is generally treated as a tax-deductible expense to the Company at the time of exercise.

The Board of Directors may amend the Plan to meet changes in law or for any other purpose which may be permitted by law, except that the total number of shares to be issued pursuant to the Plan may be changed only to reflect adjustments for stock splits, stock dividends or other relevant changes in capitalization.

On February 22, 2002, the last sale price of the Company’s common stock as reported by Nasdaq was $38.80 per share.

In order to approve the Plan, a copy of which is attached as Exhibit A, a majority of the votes cast at the meeting must be voted “FOR” the proposal.

SHAREHOLDER PROPOSAL

California Public Employees Retirement System (CalPERS), P.0. Box 942708, Sacramento, California, 94229-2708, owning 724,818 shares of common stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

WHEREAS, the Board of Directors should be an independent body elected by stockholders; and

WHEREAS, the stockholders believe that an increased role for independent directors would help Cincinnati Financial Corporation (the Company) improve its long-term financial condition, stock performance and competitiveness;

NOW THEREFORE, BE IT RESOLVED, that the stockholders of the Company amend the Company’s Bylaws to require the Board, at the earliest practical date, to nominate Independent Directors that, if elected by the shareholders, would constitute a majority of the Board and 100% of the Audit, Nominating, and Compensation Committees of the Board. For purposes of this proposal, the term “Independent Director” shall mean a director who:

(i)	has not been employed by the Company in an executive capacity within the last five years;

(ii)	is not, and is not affiliated with a company that is, an advisor or consultant to the Company, or a significant customer or supplier of the Company;

(iii)	has no personal service contract(s) with the Company or the Company’s senior management;

(iv)	is not affiliated with a not-for-profit entity that receives significant contributions from the Company;

(v)	within the last five years, has not had any business relationship with the Company that the Company has been required to disclose under the Securities and Exchange Commission disclosure regulations;

(vi)	is not employed by a public company at which an executive officer of the Company serves as a director;

(vii)	has not had a relationship described in (i) through (vi) above with any affiliate of the Company; and

(viii)	is not a member of the immediate family of any person described in (i) through (vii) above.

California Public Employees’ Retirement System has submitted the following statement in support of their resolution:

How important is the Board of Directors? As a trust fund with approximately 724,818 shares of the Company’s stock, held for the benefit of our 1.2 million fund participants, the California Public Employees’ Retirement System (CalPERS) believes that the Board and its committees are of paramount importance. Through this proposal, we seek to promote strong, objective leadership on the Board.

The benefits of independent directors are generally well accepted. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93% believed that a majority of the Board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

Only 33.3% of the Company’s Board is comprised of independent directors. In addition, the Company’s Compensation and Nominating committees are each comprised with affiliated or insider directors. We believe that the best way to ensure that this Company’s shareholders are always considered first is to instill independence on the Board of Directors.

Help us send a message to this Board. Please VOTE FOR THIS PROPOSAL.

The Board of Directors recommends a vote AGAINST this resolution for the following reasons:

We recognize that independent directors play an important role in the affairs of the Company. But the interests of shareholders also need to be protected by Board members who are not independent, because they are shareholders and executive officers and the insurance agents who sell our products and who thus have intimate knowledge of the Company and its business. We believe that all directors—whether independent or not—should be selected on the basis of qualifications and ability to achieve a good balance, not to conform to some arbitrary quota.

The SEC and the Nasdaq Stock Exchange require that all members of the Board’s Audit Committee be independent directors. CalPERS does not deny that we comply fully with this requirement: the Audit Committee is composed of: Kenneth C. Lichtendahl (President and CEO of Tradewinds Beverage Company, Inc. and former CEO of Hudepohl-Schoenling Brewing Co., Inc.); John M. Shepherd, (Chairman and CEO of the Shepherd Chemical Company); E. Anthony Woods (President and Chief Executive Officer of Deaconess Associates, Inc.); and William F. Bahl (President of the investment advisory firm of Bahl & Gaynor, Inc.). All three members of the Compensation Committee: Mr. Bahl, Mr. Lichtendahl and Michael Brown (President and General Manager, Cincinnati Bengals, Inc.), also meet these requirements for independent directors. Only by the CalPERS proposed standard (and not by any definition employed by Nasdaq or the SEC) can the third member, Michael Brown, be regarded as not independent.

The members of the Board of Directors whom CalPERS would classify as “not independent” own a significant amount of the Company’s stock. The Board believes that this personal ownership of shares relates directly to their ability to reflect and promote the interests of all shareholders. In combination with the objective view of our independent directors and the business sense of our agents, this has achieved a balanced and effective Board.

The Company’s present status as an industry leader is founded upon principles of service to policyholders, agents, investors and the communities in which it does business. The composition of the Board is directly correlated to the achievement of that Company mission.

The Board of Directors asks that you vote against the CalPERS proposal.

In order to approve the resolution, a majority of the votes cast at the meeting must be voted “FOR” the proposal. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a Proxy returned to the Committee. Abstentions indicated on a Proxy will not be counted as either “for” or “against” this proposal. “Broker non-votes” specified on Proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder who wishes a proposal to be considered for presentation at the 2003 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 2002.

OTHER BUSINESS

Management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.

/s/ Kenneth W. Stecher

Kenneth W. Stecher
Secretary

March 8, 2002

Exhibit A

CINCINNATI FINANCIAL CORPORATION

STOCK OPTION PLAN NO. VII

1.	Purpose. Stock Option Plan No. VII (the “Plan”) and the options authorized hereunder are intended as an employment incentive, to retain in the employ of Cincinnati Financial Corporation (hereinafter sometimes referred to as “CFC”) and its subsidiaries (as defined in subsection 425(f) of the Internal Revenue Code of 1986, as amended), persons of training, experience and ability, to attract new employees whose services are considered unusually valuable, to encourage a sense of proprietorship in such persons and to stimulate the active interest of such persons in the development and financial success of CFC and its subsidiaries.

2.	Shares Subject to the Plan. The aggregate number of shares of the common stock of CFC, which may be issued under all options to be granted pursuant to this Plan, shall not exceed 6,000,000 shares of common stock with the par value of $2.00 per share. Conditioned on approval of the Plan by the shareholders of CFC, the options granted under this Plan may be Incentive Stock Options (as defined in Section 422A of the Internal Revenue Code of 1986, as amended) or non-qualified options (any option which is not an Incentive Stock Option).

3.	Administration of Plan. A Committee (or Subcommittee) of at least two non-employee, outside (as hereinafter defined) members of the Board of Directors of CFC, appointed by and serving at the pleasure of the Board of Directors (hereinafter called the “Committee”) shall supervise the administration of the Plan. Any questions of interpretation of the Plan or of any options issued under it shall be determined by the Committee and such determinations shall be final and binding upon all persons. The Committee shall have the authority to grant Incentive Stock Options or non-qualified options to those employees it deems appropriate. Those options shall contain such terms as the Committee determines, subject to the limitations and requirements provided herein. For purposes of determining who may serve as a member of the Committee, “non-employee” director shall mean a director who meets the requirements of that term as contained in Rule 16b-3 under the Securities Exchange Act of 1934, and “outside” shall mean a director who is not a current or former employee or officer of the Company and who does not receive any “remuneration” as that term is defined in the regulations under Internal Revenue Code Section 162(m), in any capacity, other than as a director.

4.	Eligibility for Options. All full-time employees of CFC and its subsidiaries shall be eligible to receive options, and the fact that an employee may be a director of CFC or of a subsidiary of CFC shall not disqualify an employee from participating in this Plan. No employee shall receive options on more than 300,000 shares over any three-year period.

5.	Amendments to Plan. For the purpose of meeting any changes in pertinent law or governmental regulations, or for any other purpose which at the time may be permitted by law, the Board of Directors, from time-to-time, may amend or revise the terms of this Plan and the Committee may amend or revise the terms of any outstanding option, retroactive to the date of granting of the Option, except that the number of shares to be issued shall not increase, other than to make appropriate adjustments in the number of shares that may be issued pursuant to the Plan, and appropriate adjustments in the number and price of shares covered by outstanding options hereunder, to give effect to any stock splits, or stock dividends or other relevant changes in capitalization.

6.	Terms of Options. The option price per share for options granted hereunder shall be not less than 100% of the fair market value of the shares on the date said option was granted. The aggregate fair market value (at date of grant of the option) of the stock with respect to which Incentive Stock Options are first exercisable by any employee in any calendar year under this Plan and any other plans of CFC and its subsidiaries shall not exceed $100,000. All options granted hereunder shall expire not more than ten years from the date granted.

Except in cases of retirement or death of the option holder, options may not be exercisable earlier than as provided in the following schedule:

(1)	After the expiration of one year of continuous employment immediately following the date of grant, the Option shall be exercisable to the extent of one-third of the number of shares originally subject to the Option;

(2)	After the expiration of two years of continuous employment immediately following the date of the grant, the Option shall be exercisable to the extent of two-thirds of the number of shares originally subject to the Option, less the number of shares previously purchased pursuant to such Option; and

(3)	After the expiration of three years of continuous employment following the date of grant, the Option shall be exercisable in full.

7.	Exercise of Options. In order for all or any portion of an option to be exercised, CFC must receive at its principal place of business written notice of such exercise properly executed by the employee, setting forth the number of shares in respect of which the option is being exercised. Said notice shall be accompanied by payment of the full option price of such shares, which payment shall be in cash, or in the case of nonqualified options only, may be through the transfer by the employee to CFC of free and clear shares of the common stock of CFC which shall be valued at the current market value of such shares on the date of such transfer, or by a combination of cash and such shares. The effective date of the exercise of the option (“effective date of exercise”) shall be the day the written notice of exercise is received by CFC for non-qualified options and 30 days after the date of receipt for Incentive Stock Options.

Upon termination of employment of the employee prior to the effective date of exercise of an outstanding option, the unexercised portion of the option shall terminate unless such termination of employment is due to (i) retirement with the approval of CFC for disability, (ii) retirement due to attainment of retirement age or (iii) death of the employee. The Committee shall have the discretion to provide in the option that in the above circumstances the unmatured installments of the option shall be automatically exercisable, or that the Committee shall have discretion to permit any unmatured installments of the options to be accelerated and the options shall thereupon be exercisable in full. The time within which the Company must receive the notice of exercise and payment shall be ninety (90) days from the date of termination of employment, or in the case of the death of the employee six (6) months after the date of death. The Committee shall also have the discretion to grant a written extension of the time for receipt of notice and payment or to provide in the option agreement that in the case of retirement with the approval of CFC for disability or retirement due to attainment of retirement age that notice of exercise and payment may be further delayed. In any event, the effective date of the exercise of the option must be prior to the expiration thereof.

In all other cases of termination of employment, when the employee ceases to be employed by CFC or a subsidiary of CFC, the option shall not be exercisable after the date upon which employment was terminated.

Subject to the foregoing, each installment of an option shall be exercisable for the full amount or for any part thereof, including partial exercise from time to time. Options shall be exercisable only by the employee to who granted and shall not be assignable, except as provided in case of death.

All shares purchased upon exercise of options shall be fully paid for at the time of purchase.

8.	Shares Issued Upon Exercise of Options. Either treasury shares or authorized but unissued shares may be issued upon exercise of options. CFC may (as permitted by law) acquire by purchase the shares which it will need to satisfy options, either at the time the options are exercised, or from time to time in advance, whenever the Board of Directors may deem such purchase advisable.

9.	Income Tax Withholding. In order to comply with all applicable federal, state or local income tax laws or regulations, CFC may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of an employee, are withheld or collected from such employee. In order to assist an employee in paying all federal, state and local taxes due upon the exercise of an option, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit an employee to satisfy the minimum withholding requirements by withholding from the option exercise, shares of common stock with a fair market value equal to the amount of such taxes due (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations). The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

10.	Implied Agreement of Optionee. Every optionee shall be bound by the terms and restrictions of this Plan, and the acceptance of an option shall constitute an agreement between the option holder hereunder and CFC and any successors in interest thereto. The grant of an option under the Plan shall not limit or otherwise qualify the right of the employer of the option holder to terminate the employment of the option holder at any time.

11.	Securities Laws. The Board of Directors and the Committee shall take all necessary and appropriate action to ensure that all options granted and all shares of stock issued pursuant to exercise of those options are granted and issued in compliance with all federal and state securities laws.

12.	Effective Date and Term of Plan. This Plan shall be effective as of February 2, 2002, and no options may be granted under the plan subsequent to February 2, 2012.

CINCINNATI FINANCIAL CORPORATION

You are now able to cast your vote by using a touch-tone telephone or by using the Internet.
Instructions for voting are on the reverse side. Your Control Number for voting is noted above.

PROXY

CINCINNATI FINANCIAL CORPORATION
P.O. Box 145496, Cincinnati, OH 45250-5496

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints John J. Schiff, Jr., Kenneth W. Stecher, and James G. Miller, or any one of them, with power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Cincinnati Financial Corporation held of record on February 15, 2002, at the Annual Meeting of Shareholders to be held on April 6, 2002, or any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is given, this Proxy will be voted FOR all nominees listed, FOR approval of Stock Option Plan No. VII and AGAINST the proposal submitted by the California Public Employees Retirement System.

1.	ELECTION OF DIRECTORS:	[ ]	FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

(01)  W. Rodney McMullen, (02) James G. Miller, (03) Thomas R. Schiff, (04) Frank J. Schultheis, (05) Larry R. Webb.

Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

2.	Regarding the proposal to approve the Cincinnati Financial Corporation Stock Option Plan No. VII:

[ ]	For the proposal	[ ]	Against the proposal	[ ]	Abstain

3.	Regarding the shareholder proposal submitted by the California Public Employees Retirement System:

[ ]	For the proposal	[ ]	Against the proposal	[ ]	Abstain

4.	At their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

, 2002

Signature	Signature if held jointly	DATED

(Please sign exactly as your name appears above. All joint owners should sign. When signing in a fiduciary capacity or as a corporate officer, please give your full title as such.)

*	Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.

CINCINNATI FINANCIAL CORPORATION

Mailing Address:                          P.O. BOX 145496
CINCINNATI, OHIO 45250-5496
(513) 870-2639

Vote by Telephone

Have the Proxy available when you call the Toll-Free number 1-800-542-1160 using a touch-tone phone. You will be prompted to enter your Control Number found on the reverse side, and then you can follow the simple prompts that will be presented to you to record your vote.

Vote by Internet

Have the Proxy available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number, and then you can follow the simple prompts that will be presented to you to record your vote.

Ohio law allows proxy voting by electronic means.

Vote by Mail

Please mark, sign and date this Proxy on the reverse side and return it in the postage-paid envelope provided or return it to: Cincinnati Financial Corporation, Shareholder Services, P.O. Box 145496, Cincinnati, OH 45250-5496.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy
touch-tone phone	cast your vote	in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone and internet vote must be received by 11:59 P.M. Eastern Standard Time on April 5, 2002, to be counted in the final tabulation.

Your Control Number is printed on the reverse side.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned the Proxy on the reverse side.

Do not return the Proxy if you are voting by internet or telephone.